Exhibit 99.1

CONTACT:	Brett Ponton
Chief Executive Officer
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS DEBORAH BRUNDAGE AS SENIOR VICE PRESIDENT OF MARKETING

AND MERCHANDISING

ROCHESTER, N.Y. – March 5, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that Deborah Brundage has been appointed to the position of Senior Vice President of Marketing and Merchandising, effective immediately. Brundage joins Monro after more than 16 years of global brand development, marketing and business leadership at Procter & Gamble.

Brundage will oversee Monro’s marketing and merchandise strategy. Her responsibilities will include brand management, advertising, customer relationship management, in-store merchandising and category management, as well as the Company’s digital initiatives. She will lead the development and execution of data-driven, integrated strategies that strengthen Monro’s brand position and support the strategic business transformation underway. She will report to Brett Ponton, President and Chief Executive Officer.

“Deborah’s proven track record for developing marketing and merchandise strategies that create value and elevate brands, make her an important addition to our leadership team, at a pivotal time. I am confident that her analytical approach, demonstrated leadership and breadth of experience over her many years with Procter & Gamble will strengthen and support our strategic customer-focused initiatives and position Monro for long-term, sustainable growth” stated Brett Ponton, President and Chief Executive Officer.

Over her more than a decade and a half with Procter & Gamble, Brundage led global, multi-channel brand building, marketing and product development programs across a diverse set of consumer products. These include leadership roles overseeing the successful launch of new brands, as well as the business acceleration of well established brands, including the large franchises of Iams® pet food, Gain® laundry detergent and Always Discreet® personal care. Prior to joining Procter & Gamble, Brundage worked in the audit practice of PricewaterhouseCoopers. She holds a Bachelor’s degree from Michigan State University and an M.B.A. from the University of Rochester Simon School of Business.

“I am honored to join Monro’s talented team at this exciting time in the Company’s business transformation. I look forward to bringing my experience and expertise to Monro and contributing to the Company’s future success” said Deborah Brundage.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,150 Company-operated stores, 102 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

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